Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2020, relating to the consolidated financial statements of NeoGenomics, Inc. and subsidiaries and the effectiveness of NeoGenomics, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of NeoGenomics, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, California
April 29, 2020